UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CORGENIX MEDICAL CORPORATION
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SUPPLEMENT DATED NOVEMBER 20, 2014

TO THE CORGENIX MEDICAL CORPORATION

PROXY STATEMENT DATED OCTOBER 21, 2014

GENERAL INFORMATION

This supplement is being filed on or about November 20, 2014.  The following information supplements, and should be read in conjunction with, our proxy statement, dated October 21, 2014 (as previously supplemented on November 7, 2014 and November 19, 2014, the “proxy statement”) relating to the proposed the merger of Corgenix Medical Corporation (the “Company” or “Corgenix”) with Centennial Integrated, Inc. (“Merger Sub”), a wholly-owned subsidiary of Centennial Medical Holdings, Inc. (“Buyer”), pursuant to that certain Agreement and Plan of Merger dated August 27, 2014 (“Merger Agreement”), whereby the Company would become a wholly-owned subsidiary of Buyer.  Buyer is an affiliate of Orgentec Diagnostika.

PROPOSED SETTLEMENT OF LITIGATION

As previously disclosed on page 47 of the proxy statement under the heading “Litigation Related to the Merger,” we are aware of two purported class action complaints that have been filed in connection with the merger. One complaint was filed in the Second Judicial District Court of the State of Nevada on September 4, 2014 — Rauenzhan v. Corgenix, et al., No. CV14-01907. An amended complaint was filed in the Rauenzhan lawsuit on October 14, 2014. One complaint was filed in the First Judicial District Court of the State of Nevada on October 14, 2014 — Bradford, et al. v. Corgenix, et al., No. 14TRT000681B. Counsel for the plaintiffs in the Rauenzhan and Bradford actions agreed to consolidate the actions in the Second Judicial District Court, and the consolidated Second Amended Complaint was filed on November 6, 2014. The consolidated complaint names as defendants us, each member of our board of directors, Buyer and Merger Sub. The consolidated complaint generally alleges that the board of directors breached its fiduciary duties and that we, Buyer, the Merger Sub aided and abetted those purported breaches, in connection with the proposed merger. The consolidated complaint challenges the Merger Consideration as inadequate, and makes a variety of other allegations, including the following:

•                  given the recent trading price of our Common Stock and potential future growth, the value of our Common Stock is greater than the consideration offered to shareholders in the proposed merger;

•                  the proposed merger is the result of a flawed process marred by conflicts of interest of our board and senior management;

•                  the “no solicitation” and termination fee provisions of the Merger Agreement preclude us from soliciting, and otherwise restrict our ability to consider, competing offers; and

•                  our definitive proxy statement, filed on October 21, 2014 with the SEC, omits and/or misrepresents material information.

The plaintiffs in this case seek an order certifying a proposed class of our shareholders, certifying the plaintiffs as the class representatives, granting injunctive relief against the consummation of the merger, or, if the merger is consummated, rescinding the merger and awarding damages, directing the defendants to account for all damages caused by them and all profits or special benefits obtained by them as a result of their alleged breaches of fiduciary duties and an award of costs, expenses and reasonable attorneys’ fees, and accountants’ and experts’ fees.

On November 19, 2014, the Company entered into a Memorandum of Understanding (“MOU”) with the plaintiffs and certain named defendants with respect to the claims asserted in the lawsuit described above.  Pursuant to the MOU, the Company has agreed to provide certain amended disclosures to supplement the proxy statement, all of which are set forth below.  In addition, as provided in the MOU, the parties contemplate that plaintiffs’ counsel will seek an award of an agreed upon amount of attorneys’ fees and expenses as part of the settlement, which is subject to court approval.  The MOU and settlement will not affect the merger consideration to be paid to the Company’s shareholders in connection with the proposed merger.

The defendants have denied, and continue to deny, that any of them has committed or has threatened to commit any wrongdoing, violation of law or breach of duty to any plaintiff in this lawsuit, the purported class, or anyone, that they have any liability or owe any damages of any kind to the plaintiffs, and that any additional disclosures are required under any applicable rule, regulation, statute or law, but are entering into the MOU solely because they consider it desirable that the lawsuit be settled and dismissed on the merits and with prejudice in order to (i) eliminate the burden, inconvenience, expense, risk and distraction of further litigation, (ii) terminate all of the claims which were or could have been asserted against the defendants in the lawsuits, and (iii) thereby permit the merger to proceed without risk of injunctive or other relief.

If the court approves the settlement, all of the plaintiffs’ claims will be dismissed with prejudice and the defendants will be released from all claims related to the merger.

ADJOURNMENT OF THE SPECIAL MEETING

The special meeting of the shareholders was convened as scheduled on November 20, 2014.  However, the meeting was immediately adjourned, without a vote being taken on the merger and the Merger Agreement, until December 10, 2014, at 9:00 a.m., Mountain Time.  The meeting will be held at Westin Westminster, 10600 Westminster Blvd, Westminster, CO 80020.  The record date for the special meeting has not changed.  Only shareholders of record on October 14, 2014 are entitled to vote.  Any proxies or votes already submitted by shareholders in connection with the special meeting will remain valid and will be unaffected by the delay in holding the special meeting.  There is no need for any shareholders to vote again unless you choose to revoke your proxy and change your vote.

SUPPLEMENTAL DISCLOSURE

The following information (changes marked) amends and supplements the information disclosed in the proxy statement.

The following paragraph supplements and restates the paragraph under the heading “Proposal One: The Merger—Background of the Merger” on page 18 of the proxy statement.

Our board of directors and senior management periodically review and assess our long-term strategy and objectives, as well as developments in the markets in which we operate.  Over the past several years, we considered a diverse range of strategic alternatives with a view to increasing shareholder value, including potential opportunities for business combinations, acquisitions and other strategic alternatives. Our reviews include assessment of the overall prospects of Corgenix and its key products, both proprietary and contracted, landscape of our industry and management’s financial projections and Corgenix’s performance versus those projections.  From August 2012 to April 2013, our board of directors held five board meetings. In addition to other matters to come before the board, these meetings included reviews of periodic financial performance versus prior year and budget, and analysis of risks and opportunities. During these reviews, the board regularly expressed its concerns that our financial performance consistently fell short of established financial and operational performance targets, in the past few years and recently. Senior management had not, for the past several years, with the exception of fiscal year 2014, accurately projected future results and had not achieved the financial targets and forecasted financial performance projected at the beginning of each fiscal year.  Along with the members of our board, Mr. Critchfield (our Senior Vice President and Chief Financial Officer) regularly attended these board meetings and the meetings described below.

The following paragraph supplements and restates the paragraph under the heading “Proposal One: The Merger—Background of the Merger” on page 19 of the proxy statement.

Following the report from Mr. Ludvigson, the directors agreed that it was appropriate to advance the exploration effort, and appointed a Strategic Subcommittee consisting of Mr. Gouze (Chairman of the Subcommittee) and Mr. Ludvigson to be responsible for interacting with both potential investment bankers and senior management. Mr. Ludvigson was responsible for organizing the planned face-to-face meetings with the candidate firms including scheduling and pre-meeting preparation of detailed agendas including specific questions our board wished to have answered by the candidate firms. Senior management presented an overview of the October 22 meeting with Advisory Candidate A and their client, and the board decided further discussion with that client would be premature and that we should continue the process in an orderly manner as Corgenix had not yet formally commenced the process of exploring strategic alternatives.  After Inverness was engaged, Inverness contacted Advisory Candidate A to see if it had any clients interested in pursuing a transaction.

The following paragraphs supplement and restate the paragraphs under the heading “Proposal One: The Merger—Background of the Merger” on page 20 of the proxy statement.

On December 16, 2013, our board of directors held a meeting in Colorado.  Representatives of Inverness and representatives of our outside legal counsel, Husch Blackwell LLP, attended this meeting.  The directors received a presentation from Inverness. Following the Inverness presentation the board discussed the two presentations including strengths, weaknesses, historical performance, principal credentials and quality of the presentation of each firm, along with the estimated fees and expenses if either were to be engaged by us.  Our board discussed with Husch Blackwell the pros and cons of the alternative of a “going private” transaction, by deregistering our Common Stock under the Securities Exchange Act of 1934, thereby relieving us of burdensome public reporting obligations.  The board also engaged in a discussion about its alternatives, including whether to: (1) “test the waters” (as described below); (2) commence a sale process with the specific goal of engaging in a sale/auction process; or (3) stay the course by continuing to pursue our strategic plans.

The board decided to initiate a “test the waters” approach on an anonymous basis—that is to conduct a preliminary market check to explore whether any third parties would have an interest in discussing a strategic transaction, what types of transactions might be of interest to the market, and what range of potential values might be expected.  Inverness communicated a high level overview of the area of business that Corgenix operates in as well as a general overview of it financial profile without disclosing the identity of Corgenix. Our Board continued the discussion on Corgenix’s LRP, including expectations going forward and assessing whether or not the LRP demonstrated sufficient progress to maximize shareholder value in the long term.  The Board also considered that our senior management had not, for the past several years, accurately projected future results and had not achieved the financial targets and forecasted financial performance projected at the beginning of each fiscal year.  The Board also considered whether it would be better to sell a microcap company with limited resources when it was profitable or not.

The following paragraphs supplement and restate the paragraphs under the heading “Proposal One: The Merger—Background of the Merger” on page 22 of the proxy statement.

In March and April, 2014, we signed NDAs with Targets A though E, and began an extensive series of conference calls, in person meetings and exchanges of confidential information, enabling each of the targets to evaluate Corgenix for the purpose of proposing a strategic alternative.  Conference call topics included presentation of financial information, strategies, capabilities, products, markets, competition and potential.  Only Target B did not visit Corgenix.  Inverness engaged in negotiations with these parties at the direction of the Board.

On April 14-15, 2014, at a meeting of our board of directors in Colorado, Inverness provided an update on the status of ongoing discussions.  For example, Inverness reported that they had received five unsolicited inquiries from potential transaction candidates who had seen the 8-K disclosure. Inverness stated that through their efforts in conjunction with senior management, over 80 companies had been contacted with many progressing to conference calls, in-person meetings, and data room access.  These 80-plus companies represented the vast majority of the over 100 who would eventually be contacted during the market check. Of the more than 100 companies contacted during the market check, 31 are best described as financially motivated and 82 are best described as strategically motivated. The interested parties included both domestic and international as well as financial and strategic parties. Inverness completed their presentation by stating that it was their conclusion that there was sufficient interest expressed by both domestic and international parties, as well as financial and strategic parties, currently engaged in the process with us to conclude the preliminary market analysis, referred to as “Phase I.”  The criteria for selecting which parties to contact included, but was not limited to, having a strategic rationale for considering a strategic discussion with Corgenix, having operational experience in the diagnostic and laboratory testing industries, being known to make investments in the diagnostic and laboratory testing industries, complementary business activities, potential synergies, financial profile, and customer and supplier relationships.

. . . . .

On April 30, 2014, Mr. Ludvigson learned that Water Street was pursuing opportunities in the diagnostics space and suggested that Inverness contact principals at Water Street. Inverness contacted Water Street the following day and set up a conference call with Corgenix senior management for the following week.  Corgenix believes Mr. Ludvigson was introduced to Water Street through a personal relationship between Water Street and a member of ELITech’s board of directors.

The following paragraphs supplement and restate the paragraphs under the heading “Proposal One: The Merger—Background of the Merger” on page 24 of the definitive proxy statement.

On May 20, 2014, Targets C, D, E and Water Street, on behalf of Orgentec, were directed to submit a final acquisition proposal and mark-up of the draft definitive agreement (which would be provided at a later date) by July 10, 2014.  Corgenix is not aware of any transition arrangements with ELITech that were raised by Targets C, D and E.

On June 18, 2014, Inverness received a call from Target C stating that while it was still evaluating Corgenix, due to a lack of strategic fit, there was reasonable chance it would be withdrawing from the process after further consideration and preliminary due diligence. Target C indicated that, after further consideration and for strategic reasons, it had a preference for remaining a private company and was prioritizing internal programs over a possible strategic transaction with Corgenix.

On June 24, 2014, Inverness received a call from Target D stating that, due to a lack of strategic fit, it had elected to withdraw from the process. Target D indicated that the research and development capabilities of Corgenix did not satisfy their internal requirements for further discussions.

The following paragraph supplements and restates the paragraph under the heading “Proposal One: The Merger—Background of the Merger” on page 25 of the proxy statement.

On July 10, 2014, we received an offer from Target E, a transaction consisting of (i) an upfront, at-market, stock-for-stock exchange, which would be subject to stock price movements by both parties up to execution, and (ii) a two-way contingent payment of shares payable in 2018 based on certain performance metrics.  The offer was an all equity offer with an exchange rate that would be determined as the ratio of the volume weighted average prices of Corgenix and Target E common stock during the 20 trading days immediately preceding the execution of a definitive agreement and therefore the specific value was indeterminable until a later date.  In addition, Target E proposed a contingent stock consideration that would be paid to either Target E or Corgenix based on revenue attributable to Corgenix’s products and services in calendar year 2017 as compared to forecasts provided by Corgenix.  Target E’s offer was illustrated at $0.27 per share.  This was based on the closing price of Corgenix the day before the final bid was submitted - July 9, 2014.  Given the mechanism for the contingent payment, no further value was assumed to either Corgenix or Target E as it was based on Corgenix’s projections.

The following paragraphs supplement and restate the paragraphs under the heading “Proposal One: The Merger—Recent Developments” on page 28 of the proxy statement, as previously supplemented on November 7, 2014.

On June 26, 2014, we were awarded a three-year, $2.9 million National Institutes of Health (“NIH”) grant to advance the development of Ebola diagnostic tests. Collaborating with us on the program are members of the Viral Hemorrhagic Fever Consortium (“VHFC”), a collaboration of academic and industry members headed by Tulane University and partially funded with the support from the NIH.

We have been working to develop Ebola diagnostic products pursuant to this and a previous NIH grant awarded to Corgenix and the VHFC in 2010. At this time, we have developed a prototype rapid diagnostic test

(RDT) substantially ahead of our originally anticipated schedule, and it has been tested on several hundred clinical specimens in West Africa, and also tested under controlled laboratory conditions here in the U.S.  Thus far, we believe the results have been encouraging. We are continuing to do additional testing, both clinical and analytical, which may be required before we can secure clearances or approvals from regulatory agencies such as the U.S. Food and Drug Administration (FDA), the World Health Organization (WHO), and others. Such regulatory clearances or approvals would be required before we would be able to use or sell this test.

Based on results to date, we have begun the process of applying for an Emergency Use Authorization (EUA) with the FDA. This application is an iterative process and will likely require several submissions to complete the process. We have also supplied information on our product to the WHO and expect we will continue to do so. We cannot predict how long these applications might take, or whether other countries will grant similar approvals.

Other companies are also working to develop rapid diagnostic tests for Ebola that would likely compete with any product or products that we might bring to the market, and those other products could be preferred over any product or products we might offer. We are also collaborating with other companies in order that they may adapt our Ebola technology into their systems, which could result in additional forms of sales, licensing fees or royalties. However, we cannot predict whether these collaborations will be successful. We do not know the relative performance of our Ebola product as compared to other Ebola products, or what the market for our product might be. Further, we cannot predict when our Ebola product might secure regulatory approval or clearance.  If we do receive regulatory approval or clearance and orders for our Ebola products during the current outbreak of Ebola, we believe this may have a material impact on our results. We cannot predict when the next Ebola outbreak might occur or whether any of our products, if cleared or approved, will be the product of choice at that time or be able to generate significant revenues, if any.

The following tables supplement the Selected Publicly-Traded Companies Analysis under the heading “Proposal One: The Merger—Opinion of Corgenix’s Financial Advisor” on page 36 and 37 of the proxy statement.

Multiple	Range of Multiples Utilized in the Analysis(1)	Implied Multiple of Proposed Transaction	Range of Implied Price Per Share for Proposed Transaction
EV / LTM Revenue	1.1x - 2.1x	1.3x	$0.25 - $0.40
EV / CY2014E Revenue	1.1x - 2.4x	1.2x	$0.25 - $0.48
EV / CY2015E Revenue	1.0x - 2.3x	1.0x	$0.26 - $0.52
EV / LTM EBITDA	7.9x - 13.7x	17.1x	$0.16 - $0.23
EV / CY2014E EBITDA	7.7x - 9.7x	14.1x	$0.17 - $0.21
EV / CY2015E EBITDA	6.7x - 9.2x	8.4x	$0.23 - $0.29
LTM P/E	15.8x - 30.1x	41.1x	$0.11 - $0.20
CY2014E P/E	16.0x - 27.2x	26.6x	$0.17 - $0.27
CY2015E P/E	13.3x - 23.7x	12.3x	$0.29 - $0.49

(1)       Range reflects 1st quartile to 3rd quartile of the selected companies.

Selected Public Company Market Data (all $ in millions)

		Enterprise Value/
	Enterprise	Revenue			EBITDA			P/E
	Value	LTM	2014	2015	LTM	2014	2015	LTM	2014	2015
Laboratory Corp. of America Holdings	$11,677.1	2.0x	2.0x	1.9x	9.8x	9.8x	9.2x	17.7x	15.9x	15.0x
Quest Diagnostics Inc.	12,853.1	1.8x	1.7x	1.7x	7.3x	8.8x	8.3x	11.4x	15.3x	14.4x
Bio-Rad Laboratories, Inc.	3,252.7	1.5x	1.5x	1.4x	10.4x	9.7x	8.6x	N.M.	30.3x	23.8x
Miraca Holdings Inc. (1)	2,600.8	1.3x	1.3x	1.2x	6.9x	7.5x	6.7x	17.3x	17.3x	16.6x
Bio-Reference Laboratories Inc. (1)	934.2	1.2x	1.1x	1.0x	9.9x	8.4x	N.A.	22.8x	16.2x	15.8x
Neogenomics Inc. (2)	299.9	N.A.	3.5x	2.8x	N.A.	N.M.	22.5x	N.A.	N.M.	N.M.
Enzo Biochem Inc. (1)	236.3	2.5x	2.4x	2.3x	N.M.	N.A.	N.A.	N.M.	N.M.	N.M.
ERBA Diagnostics, Inc.	164.3	5.7x	5.5x	4.7x	N.M.	N.M.	N.M.	N.M	N.M.	46.1x
Heska Corporation	80.3	0.9x	0.9x	0.8x	13.1x	13.4x	8.0x	29.2x	33.3x	23.6x
diaDexus, Inc. (3)	30.6	1.2x	1.1x	1.0x	N.M.	N.M.	N.M.	N.M.	N.M.	N.M.
Chembio Diagnostics, Inc.	30.1	1.0x	1.0x	0.8x	25.0x	N.A.	N.A.	N.M.	N.M.	N.M.
Omega Diagnostics Group PLC (4)	29.4	1.6x	1.1x	1.1x	13.8x	8.3x	5.2x	32.6x	17.9x	7.7x
BG Medicine, Inc.	25.0	6.7x	7.8x	2.9x	N.M.	N.A.	N.A.	N.M.	N.M.	N.M.
Transgenomic Inc.	30.3	1.2x	1.1x	1.1x	N.M.	N.M.	N.M.	N.M.	N.M.	N.M.
Biomerica Inc. (1)	5.0	1.0x	0.7x	0.6x	N.M.	7.2x	N.A.	N.M.	17.2x	12.3x

Note: “N.M.” EBITDA multiples represent a negative multiple or a multiple >30.0x; “N.M.” P/E multiples represent a negative multiple or a multiple >50.0x.

(1)                     Fiscal year estimates from Wall Street research calendarized.

(2)                     Pro-forma LTM financials for the acquisition of Path Labs, LLC are not available.  Cash balance and Wall Street projected share count have been adjusted to include 7.0 million shares issued in the public offering as filed on 08/14/14 as well as an additional 1.05 million shares at $4.60 per share as a result of the exercise in full of the underwriters’ over-allotment option.

(3)                     Cash, debt, and fully-diluted share count adjusted for $15 million Loan and Security Agreement entered into with Oxford Finance LLC on 8/15/14.

(4)                     Quarterly data obtained by taking 50% of figures reported in semi-annual financial statements.

The following tables supplement the Selected Merger & Acquisition Transaction Analysis under the heading “Proposal One: The Merger—Opinion of Corgenix’s Financial Advisor” on page 38 of the proxy statement.

Target Enterprise Value Less Than $150 Million

Multiple	Range of Multiples Utilized in the Analysis(1)	Implied Multiple of Proposed Transaction	Range of Implied Price Per Share for Proposed Transaction
EV / LTM Revenue	1.3x – 4.8x	1.3x	$0.28 - $0.82
EV / LTM EBITDA	13.4x – 25.1x	17.1x	$0.23 - $0.36

(1)       Range reflects 1st quartile to 3rd quartile of the selected transactions.

	LTM (all $ in millions)		Enterprise Value(1) /
Target	Revenue	EBITDA	Revenue	EBITDA
DiaSpect Medical AB	$5.1	$1.2	5.2x	21.3x
Selah Genomics Inc	1.3	(1.8)	N.M.	N.M.
Alverix, Inc.	—	—	N.A.	N.A.
PLUS Diagnostics, Inc.(2)	75.4	—	1.1x	N.A
Immco Diagnostics, Inc.	12.5	—	2.6x	N.A
Biohelix Corporation	—	—	N.A.	N.A.
Hologic, Inc. LIFECODES® Business	—	—	N.A.	N.A.
MorphoSys’s AbD Serotec Research Reagent & Diagnostic Business	—	—	N.A.	N.A.
Complete Genomics, Inc.	19.3	(64.8)	4.7x	N.M.
Cardiocore Lab, Inc.	15.8	1.4	2.3x	25.1x
GenturaDx-USA, Inc.	—	—	N.A.	N.A.
Fiomi Diagnostics AB	—	—	N.A.	N.A.
SeraCare Life Sciences, Inc.	44.4	4.7	1.4x	13.4x
Verum Diagnostica GmbH	—	—	N.A.	N.A.
Claros Diagnostics, Inc.	0.0	(4.1)	N.M.	N.M.

Note: Revenue multiples “N.M.” if revenues = $0 million or if EV/revenue multiple >10.0x. EBITDA multiples “N.M.” if EBITDA is <$0 million or if EV/EBITDA multiple >30.0x.

(1)                     Implied enterprise value represents upfront consideration paid (excludes milestones and contingent payments).

Target Enterprise Value Greater Than $150 Million

Multiple	Range of Multiples Utilized in the Analysis(1)	Implied Multiple of Proposed Transaction	Range of Implied Price Per Share for Proposed Transaction
EV / LTM Revenue	2.8x – 5.8x	1.3x	$0.50 - $0.98
EV / LTM EBITDA	12.0x – 21.0x	17.1x	$0.21 - $0.32

(1)                     Range reflects 1st quartile to 3rd quartile of the selected transactions.

	LTM (all $ in millions)		Enterprise Value(1) /
Target	Revenue	EBITDA	Revenue	EBITDA
ProteinSimple	$53.8	$6.9	5.6x	N.M.
Iquum, Inc.	—	—	N.A.	N.A.
Crescendo Bioscience, Inc.	27.3	(27.5)	N.M.	N.M.
Solstas Lab Partners Group, LLC	—	—	N.A.	N.A.
Ortho-Clinical Diagnostics, Inc.	1.9	—	N.M.	N.A.
Novartis Vaccines & Diagnostics, Inc., Blood Transfusion Diagnostics Unit	565.0	—	3.0x	N.A.
BioFire Diagnostics, Inc.	—	—	N.A.	N.A.
Life Technologies Corporation	3,842.3	1,199.9	4.1x	13.1x
HemoCue AB	114.0	—	2.6x	N.A.
Verinata Health, Inc.	—	—	N.A.	N.A.
IRIS International Inc.	122.0	11.2	2.8x	N.M.
One Lambda, Inc.	182.0	84.9	4.9x	10.9x
MEDTOX Scientific Inc.	111.6	14.5	2.2x	16.6x
Dako A/S	335.2	102.9	6.4x	20.8x
Gen-Probe Inc.	586.6	183.5	6.6x	21.2x
Caris Life Sciences, Inc., Anatomic Pathology Business	207.0	—	3.5x	N.A.

Note: Revenue multiples “N.M.” if EV/revenue multiple >10.0x. EBITDA multiples “N.M.” if EBITDA is <$0 million or if EV/EBITDA multiple >30.0x.

(1)                     Implied enterprise value represents upfront consideration paid (excludes milestones and contingent payments).

(2)       LTM revenue figure represents calendar year 2012 revenues, the latest full year of historical revenues announced.

The following paragraphs supplement and replace the paragraphs under the heading “Proposal One: The Merger—Opinion of Corgenix’s Financial Advisor” on page 39 of the proxy statement.

Discounted Cash Flow Analysis

Terminal Multiple Method

To calculate the implied range of prices per share of Common Stock using the terminal multiple method, Inverness first estimated the terminal value of Corgenix’s projected cash flows by applying a range of terminal multiples Inverness deemed relevant to Corgenix’s estimated fiscal year 2018 EBITDA, which multiples ranged from 7.0x to 9.0x and were derived in Inverness’ professional judgment, based on its experience with merger and acquisition transactions. Inverness calculated projected unlevered free cash flow (EBIT (earnings before interest and taxes), less taxes, capital expenditures and any increase in working capital, plus depreciation, amortization and any decrease in working capital) from fiscal year 2015 through fiscal year 2018 using the Forecasts and discounted these cash flows and the terminal value to present values as of July 1, 2014 using discount rates of 15.0% to 20.0%, based on Corgenix’s weighted average cost of capital. To calculate the estimated enterprise value of Corgenix, Inverness added the present value of (i) the unlevered free cash flow from fiscal year 2015 through fiscal year 2018 to (ii) the terminal value. Using the estimated enterprise value of Corgenix, Inverness then added Corgenix’s net cash to calculate a range of implied equity values. These implied equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate the range of implied prices per share of Common Stock as $0.38 to $0.51.

Perpetuity Growth Method

To calculate the implied range of prices per share of Common Stock using the perpetuity growth method, Inverness first estimated the terminal value of Corgenix’s projected cash flows by applying a range of perpetuity growth rates Inverness deemed relevant to Corgenix’s estimated fiscal year 2018 free cash flow, which growth rates ranged from 2.0% to 3.0% and were derived in Inverness’ professional judgment, based on its experience with merger and acquisition transactions. Inverness calculated projected unlevered free cash flow from fiscal year 2015 through fiscal year 2018 using the Forecasts and discounted these cash flows and the terminal value to present values as of July 1, 2014 using discount rates of 15.0% to 20.0%, based on Corgenix’s weighted average cost of capital. To calculate the estimated enterprise value of Corgenix, Inverness added the present value of (i) the unlevered free cash flow from fiscal year 2015 through fiscal year 2018 to (ii) the terminal value. Using the estimated enterprise value of Corgenix, Inverness then added Corgenix’s net cash to calculate a range of implied equity values. These implied equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate the range of implied prices per share of Corgenix Common Stock as $0.25 to $0.35.

	Fiscal Year Ending June 30, (all $ in thousands)
	2015	2016	2017	2018
EBIT	$818.4	$1,831.7	$3,032.0	$4,649.3
Tax rate: 34.0%(1)	0.0	0.0	40.7	1,580.8
Tax-affected EBIT	818.4	1,831.7	2,991.3	3,068.5
Plus: Depreciation & amortization	343.7	353.3	362.9	372.5
Less: Capital expenditure	(120.0)	(120.0)	(120.0)	(120.0)
(Increase)/decrease in working capital	(519.0)	(547.2)	(806.7)	(917.5)
Unlevered free cash flow	523.2	1,517.8	2,427.6	2,403.5

(1)         Use of net operating loss carry forwards to offset against taxable income is forecasted into fiscal year 2017.

Weighted Average Cost of Capital Calculation

		Beta
		Large Cap Company(1)	Small Cap Company(2)
A. Cost of Debt (Kd)
Estimated cost of borrowing(3)		4.18%	4.18%
Tax rate(4)		34.00%	34.00%
	Kd=	2.76%	2.76%

B. Cost of Equity (Ke)
Risk free rate (20 year US Treasury)(5)		2.90%	2.90%
Beta(6)		0.60	0.93
Market risk premium(7)		6.18%	6.18%
Small capitalization premium(7)		8.99%	8.99%
	Ke(8)=	15.58%	17.65%

C. Weighted Average Cost of Capital (K)
Corgenix debt to capitalization ratio(9)		1.6%	1.6%
Implicit equity to capitalization ratio		98.4%	98.4%
	K=	15.38%	17.42%

(1)         Large cap companies classified as selected publicly-traded companies with market capitalization >$1 billion as of 08/22/14.

(2)         Small cap companies classified as selected publicly-traded companies with market capitalization <$1 billion as of 08/22/14.

(3)         Estimate based on Corgenix Bank of the West line of credit.

(4)         Corgenix projected tax rate per Corgenix management.

(5)         20-year Treasury yield as of 08/22/14.

(6)         Average of unlevered 5-year industry betas of selected publicly-traded companies per Capital IQ as of 08/22/14.

(7)         Based on Duff & Phelps 2014 Valuation Handbook – Guide to Cost of Capital.

(8)         Ke equals risk free rate plus the product of beta and market premium plus small capitalization premium.

(9)         Represents Corgenix debt balance as of 06/30/14 divided by implied fully-diluted equity value per Water Street, on behalf of Orgentec, offer.

The following paragraph supplements and replaces the paragraph under the heading “Proposal One: The Merger—Certain Corgenix Forecasts” on page 42 of the proxy statement.

The following is a summary of those Forecasts:  The Forecasts reflected (i) revenues of approximately $12.7 million for fiscal year 2015, $14.8 million for fiscal year 2016,  $17.4 million for fiscal year 2017 and $20.8 million for fiscal year 2018; (ii) EBITDA (earnings before interest, taxes, depreciation and amortization) of approximately $1.2 million for fiscal year 2015, $2.2 million for fiscal year 2016, $3.4 million for fiscal year 2017, and $5.0 million for fiscal year 2018; (iii) net income of approximately $0.8 million for fiscal year 2015, $1.8 million for fiscal year 2016,  $3.0 million for fiscal year 2017 and $3.1 million for fiscal year 2018; and (iv) unlevered free cash flow (EBIT (earnings before interest and taxes), less taxes, capital expenditures and any increase in working capital, plus depreciation, amortization and any decrease in working capital) of approximately $0.5 million for fiscal year 2015, $1.5 million for fiscal year 2016, $2.4 million for fiscal year 2017 and $2.4 million for fiscal year 2018. Our senior management projected that no or minimal taxes would be paid by Corgenix through fiscal year 2017 due to its operating history. All calendar year projections reflect our senior management’s assumption that the average of the fiscal year projections provides a reasonable basis for the calendar year projections.  These Forecasts reflect a level of financial performance that is materially stronger than we have historically achieved.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this document contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about us and the merger. All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations, markets for stock, and our evaluation of strategic alternatives, including the merger, are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as ‘‘expect,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘intend,’’ or similar expressions. These forward-looking statements are based upon information presently available to our management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties. Factors that could cause events not to occur as expressed in the forward-looking statements in this document include, but are not limited to, unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any litigation that has been or may be instituted with respect to the merger; and the inability to complete the merger due to the failure to obtain the approval of our shareholders of the adoption of the Merger Agreement or the failure to satisfy other closing conditions, as well as other risk factors detailed in our Annual Report on Form 10-K for the year ended June

30, 2014, filed with the SEC on September 10, 2014, under the captions ‘‘Forward Looking Statements’’ and ‘‘Risk Factors’’ and otherwise in our reports and filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made. We assume no obligation to update, revise or correct any forward-looking statements after the date of this document or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information about the Merger and Where to Find It

This document may be deemed to be solicitation material with respect to the merger. In connection with the merger, the Company has filed the Proxy Statement and may file or furnish other relevant materials with the SEC. THE COMPANY’S INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THESE MATERIALS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The proxy statement and other relevant materials (when they become available), and any and all documents filed or furnished by the Company with or to the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, the Company’s investors and security holders may obtain free copies of the documents filed or furnished by the Company with or to the SEC by directing a request to the Company’s proxy solicitor, Georgeson Inc. at (877) 278-4751.

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company with respect to the special meeting. Information about those executive officers and directors of the Company and their ownership of the Company’s common stock is set forth in the Company’s Proxy Statement, and is supplemented by other public filings made, and to be made, with the SEC by the Company. Information regarding the direct and indirect interests of the Company, its executive officers and directors and other participants in the solicitation is set forth in the Proxy Statement.